FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2003

Commission file number 1-12579

OGE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation or organization)	73-1481638 (I.R.S. Employer Identification No.)

321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(Address of principal executive offices)
(Zip Code)

405-553-3000
(Registrant’s telephone number, including area code)

Item 5. Other Events

        On September 15, 2003, Oklahoma Gas and Electric Company, a subsidiary of OGE Energy Corp., filed with the Oklahoma Corporation Commission a notice of intent to seek an annual increase in its rates to its Oklahoma customers of more than one percent. The notice lists the following, among others, as major issues to be addressed in its application: (i) the acquisition of a generation facility in accordance with the Settlement Agreement; (ii) increased capital expenditures for efficiency improvements and reliability enhancements to ensure fuel costs are minimized, and (iii) increased pension, medical and insurance costs. Attached as Exhibit 99.01 is the press release for this announcement.

Item 7. (c) Exhibits

Exhibit Number	Description
99.01	Press release dated September 15, 2003 announcing OG&E Rate Plan to Offer Benefits to Schools, Small Businesses.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP. (Registrant)
By	/s/ Donald R. Rowlett
Donald R. Rowlett Vice President and Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

September 16, 2003

Exhibit 99.01

OG&E Rate Plan to Offer Benefits to Schools, Small Businesses
Need for investment in reliability also cited

OKLAHOMA CITY – OG&E Electric Services today notified the Oklahoma Corporation Commission that the company intends to file a detailed proposal in November to change OG&E’s electric rates. The rate plan would reduce rates for schools and more than 80,000 small businesses and non-profit organizations. The company also plans to increase investment in the electric system to ensure its continued reliability.

“The blackout in the northeast highlighted the critical nature of electric reliability,” said OG&E spokesman Brian Alford. “Reliability is something in which we must continually invest.”

Alford added that the plan also will allow the company to recover the costs associated with the purchase of a new power plant near Oklahoma City, designed to meet customers’ growing demand for electric power.

“We believe that we have found an innovative way to change our base rates to purchase the efficient new power plant, invest in the reliability of our electric system, and address rising business costs, all without significantly impacting most customers’ monthly electric bills,” Alford said.

Residential customers and some very large electric consumers are likely to see an increase in their base electric rates, but Alford emphasized that OG&E expects to be able to minimize any increase in monthly residential electric bills.

“Higher base rates don’t necessarily mean higher monthly bills,” Alford said. “While base rates may increase for some customers, savings made possible by the efficiency of the new power plant and the expiration of an expensive, federally-mandated power contract may actually reduce the amount that some customers pay each month.”

OG&E’s rate plan will be similar to one contemplated in May this year, when OG&E notified the Commission of its intent to file details in June. The company then announced it would move its rate plan filing to later in the year, to allow more time for the power plant acquisition. In August, OG&E announced it had entered into an agreement to purchase a 400-megawatt interest in the 520-megawatt McClain power plant near Newcastle.

OG&E sought the power plant acquisition under a 2002 Oklahoma rate settlement agreement, which recognized the need for the company to acquire new generating capacity.

Alford noted that the company’s new rate plan is subject to its successful completion of the power plant acquisition and, ultimately, to the approval of the Oklahoma Corporation Commission.

OG&E, a subsidiary of OGE Energy Corp. (NYSE: OGE), serves approximately 720,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas. OGE Energy also is the parent company of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma and Arkansas.